Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
        or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
July 30, 2020

CULLEN/FROST REPORTS SECOND QUARTER RESULTS
Board declares third quarter dividend on common stock

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported second quarter 2020 results. Net income available to common shareholders for the second quarter of 2020 was $93.1 million, compared to $109.6 million in the second quarter of 2019. On a per-share basis, net income available to common shareholders for the second quarter of 2020 was $1.47 per diluted common share, compared to $1.72 per diluted common share reported a year earlier. Returns on average assets and average common equity were 0.99 percent and 9.60 percent, respectively, for the second quarter of 2020 compared to 1.40 percent and 12.60 percent, respectively, for the same period a year earlier.

For the second quarter of 2020, net interest income on a taxable-equivalent basis was $269.7 million, down 2.9 percent compared to the same quarter in 2019. Average loans for the second quarter of 2020 increased $3.2 billion, or 22.1 percent, to $17.5 billion, from the $14.4 billion reported for the second quarter a year earlier. Excluding PPP loans, second quarter average loans of $15.1 billion represented a 4.7 percent increase compared to the second quarter of 2019. Average deposits for the quarter were $31.3 billion, up $5.3 billion, or 20.5 percent, compared to the $26.0 billion reported for last year's second quarter.

“Our second quarter results demonstrate our continued commitment to serving our customers and our communities during these challenging times," said Phil Green, Cullen/Frost Chairman and CEO. "We finished the second quarter with approximately $3.2 billion in PPP loans outstanding. I'm extraordinarily proud that our company has been such a source of strength for our customers and our communities, and also a force for good in their lives."

For the first six months of 2020, net income available to common shareholders was $140.3 million, down 37.4 percent compared to $224.1 million for the first six months of 2019. Diluted EPS available to common shareholders for the first six months of 2020 was $2.21 compared to $3.51 in the year-earlier period, representing a decrease of 37.0 percent. Returns on average assets and average common equity for the first six months of 2020 were 0.79 percent and 7.24 percent, respectively, compared to 1.44 percent and 13.32 percent, respectively, for the same period in 2019.

Noted financial data for the second quarter of 2020 follows:

•For the second quarter of 2020, credit loss expense related to loans was $27.2 million, compared to net charge-offs of $41.0 million. This compares with $172.9 million in credit loss expense related to loans and $38.6 million in net charge-offs for the first quarter of 2020, and $6.4 million in credit loss expense related to loans and $7.8 million in net charge-offs in the second quarter of 2019. The allowance for credit losses on loans as a percentage of total loans was 1.39 percent at June 30, 2020, compared to 1.72 percent at the end of the first quarter of 2020 and 0.93 percent at the end of the second quarter of 2019. Excluding PPP loans which carry a guarantee from the SBA, the allowance for credit losses on loans as a percentage of total loans was 1.69 percent at the end of the second quarter of 2020. Non-performing assets were $85.2 million at the end of the second quarter of 2020, compared to $67.5 million at the end of the first quarter of 2020 and $76.4 million at the end of the second quarter of 2019. Credit loss expense related to off-balance-sheet credit exposures was $4.8 million in the second quarter of 2020, compared to $2.3 million in the first quarter of 2020.

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the second quarter of 2020 were 12.48 percent, 12.48 percent and 14.43 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $269.7 million, a decrease of 2.9 percent compared to the prior year period. The net interest margin was 3.13 percent for the second quarter of 2020, down 43 basis points compared to the first quarter of 2020 net interest margin of 3.56 percent. Net interest margin decreased 72 basis points compared to 3.85 percent in the year-ago period.
•Non-interest income for the second quarter of 2020 totaled $77.6 million, a decrease of $5.0 million, or 6.1 percent, from the $82.6 million reported for the second quarter of 2019. Service charges on deposits for the second quarter decreased $4.2 million, or 19.4 percent, compared to the same period in 2019. The decrease was primarily related to decreases in overdraft/insufficient funds charges on consumer and commercial accounts. Overdraft/insufficient funds charges were impacted by lower volumes in the second quarter. Other charges, commissions and fees for the second quarter decreased $1.3 million, or 14.2 percent, compared to the second quarter of 2019. The decrease was driven by a decrease in sales of investment products and services, among other things. Interchange and debit card transaction fees decreased by $902,000, or 23.3 percent, compared to the second quarter a year earlier. Revenue from interchange and debit card transactions was impacted by reduced transaction volumes resulting from the COVID-19 pandemic. Trust and investment management fees and insurance commissions and fees for the second quarter each increased by approximately $600,000 (2.0 percent and 5.4 percent, respectively) compared to the second quarter of 2019. The increase in trust investment fees was primarily related to an increase in the number of accounts. The increase in insurance commissions and fees was driven by increased commissions from commercial lines and, to a lesser extent, increased commissions on sales of personal lines property and casualty insurance.
•Non-interest expense was $199.7 million for the quarter, down $3.5 million, or 1.7 percent, compared to the $203.2 million reported for the second quarter a year earlier. Other non-interest expense of $36.1 million represented a $10.2 million, or 22.0 percent, decrease compared to the second quarter of 2019.

The decrease was driven by decreases in advertising/promotions expense (down $3.1 million); travel, meals and entertainment expense (down $3.0 million); and business development expense (down $806,000), among other things. Another driver of the decrease in other non-interest expense in the second quarter of 2020 was $1.8 million in PPP-related expense deferrals. Employee benefits expense for the second quarter of 2020 decreased $1.2 million, or 5.9 percent, compared to the same period in 2019. The decrease in employee benefits expense during the three months ended June 30, 2020 was primarily related to decreases in certain discretionary benefit plan expenses partly offset by an increase in medical benefits expense and payroll taxes. Salaries and wages expense was $90.4 million in the second quarter of 2020, down $440,000 or 0.5% compared to the second quarter of 2019. The decrease was primarily related to the deferral of some salary costs as loan origination costs in connection with the high volume of PPP loan originations during the second quarter of 2020. PPP-related salary expense deferrals in the second quarter of 2020 were $5.5 million. Second quarter net occupancy expense increased by $4.1 million, or 19.6 percent, compared to the same period in 2019, primarily driven by our move starting in June of 2019 into our new corporate headquarters building in San Antonio and other leases related to existing facilities and to our expansion within the Houston market area. Technology, furniture and equipment expense for the second quarter increased by $3.9 million or 17.6 percent from the second quarter of 2019. The increases were primarily related to increases in cloud services expense (up $2.4 million), depreciation of furniture and equipment (up $961,000) and software maintenance expense (up $523,000).
The Cullen/Frost board declared a third-quarter cash dividend of $0.71 per common share, payable September 15, 2020 to shareholders of record on August 31 of this year.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, July 30, 2020, at 10 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430 or via webcast on our investor relations website linked below. Playback of the conference call will be available after 2 p.m. CT on the day of the call until midnight Sunday, August 2, 2020 at 855-859-2056 with Conference ID # of 9885929. A replay of the call will also be available by webcast at the URL listed below after 2 p.m. CT on the day of the call.

Cullen/Frost investor relations website: www.frostbank.com/investor-relations/
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $39.4 billion in assets at June 30, 2020. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements regarding the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Volatility and disruption in national and international financial and commodity markets.
Government intervention in the U.S. financial system.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market and monetary fluctuations.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.
•The soundness of other financial institutions.
•Political instability.
•Impairment of our goodwill or other intangible assets.
•Acts of God or of war or terrorism.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowings and savings habits.
•Changes in the financial performance and/or condition of our borrowers.
•Technological changes.
•The cost and effects of failure, interruption, or breach of security of our systems.
•Acquisitions and integration of acquired businesses.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Changes in our liquidity position.
•Changes in our organization, compensation and benefit plans.
•The impact of the ongoing COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Our success at managing the risks involved in the foregoing items.
Further, statements about the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2020		2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$245,811	$244,521	$251,098	$253,007	$253,431
Net interest income (1)	269,722	268,453	275,038	276,618	277,751
Credit loss expense (2)	31,975	175,197	8,355	8,001	6,400
Non-interest income:
Trust and investment management fees	31,060	34,473	32,928	31,649	30,448
Service charges on deposit accounts	17,580	22,651	23,454	22,941	21,798
Insurance commissions and fees	10,668	16,485	12,138	11,683	10,118
Interchange and debit card transaction fees	2,966	3,255	3,608	4,117	3,868
Other charges, commissions and fees	7,663	9,365	9,020	10,108	8,933
Net gain (loss) on securities transactions	—	108,989	28	96	169
Other	7,664	17,697	14,079	8,630	7,304
Total non-interest income	77,601	212,915	95,255	89,224	82,638

Non-interest expense:
Salaries and wages	90,350	98,812	97,951	93,812	90,790
Employee benefits	18,861	24,889	21,651	21,002	20,051
Net occupancy	25,266	25,384	24,864	24,202	21,133
Technology, furniture and equipment	26,046	25,240	25,759	22,415	22,157
Deposit insurance	2,800	2,624	2,374	2,491	2,453
Intangible amortization	241	257	264	274	305
Other	36,115	46,957	47,943	44,668	46,320
Total non-interest expense	199,679	224,163	220,806	208,864	203,209
Income before income taxes	91,758	58,076	117,192	125,366	126,460
Income taxes	(1,314)	3,323	13,511	13,530	14,874
Net income	93,072	54,753	103,681	111,836	111,586
Preferred stock dividends	—	2,016	2,016	2,016	2,015
Redemption of preferred stock	—	5,514	—	—	—
Net income available to common shareholders	$93,072	$47,223	$101,665	$109,820	109,571

PER COMMON SHARE DATA
Earnings per common share - basic	$1.47	$0.75	$1.61	$1.74	$1.73
Earnings per common share - diluted	1.47	0.75	1.60	1.73	1.72
Cash dividends per common share	0.71	0.71	0.71	0.71	0.71
Book value per common share at end of quarter	63.97	61.17	60.11	59.76	57.39

OUTSTANDING COMMON SHARES
Period-end common shares	62,670	62,553	62,669	62,537	62,638
Weighted-average common shares - basic	62,596	62,643	62,609	62,566	62,789
Dilutive effect of stock compensation	205	407	625	593	765
Weighted-average common shares - diluted	62,801	63,050	63,234	63,159	63,554

SELECTED ANNUALIZED RATIOS
Return on average assets	0.99%	0.57%	1.21%	1.35%	1.40%
Return on average common equity	9.60	4.88	10.74	11.83	12.60
Net interest income to average earning assets	3.13	3.56	3.62	3.76	3.85

(1) Taxable-equivalent basis assuming a 21% tax rate. (2) Provision for loan losses for periods prior to the first quarter of 2020.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2020		2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	17,550	$14,995	$14,705	$14,471	$14,375
Earning assets	35,128	30,804	30,621	29,693	29,114
Total assets	37,838	33,534	33,314	32,248	31,491
Non-interest-bearing demand deposits	13,785	10,737	10,772	10,316	10,148
Interest-bearing deposits	17,528	16,654	16,414	16,036	15,845
Total deposits	31,313	27,391	27,186	26,352	25,993
Shareholders' equity	3,899	4,009	3,900	3,828	3,632

Period-End Balance:
Loans	$17,972	$15,338	$14,750	$14,635	$14,459
Earning assets	36,613	31,440	31,281	30,358	29,216
Goodwill and intangible assets	657	657	657	658	658
Total assets	39,378	34,147	34,027	33,098	31,817
Total deposits	32,679	28,141	27,640	27,084	25,985
Shareholders' equity	4,009	3,827	3,912	3,881	3,739
Adjusted shareholders' equity (1)	3,521	3,463	3,644	3,576	3,520

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$250,061	$263,881	$132,167	$136,559	$134,929
As a percentage of period-end loans	1.39%	1.72%	0.90%	0.93%	0.93%

Net charge-offs:	$41,048	$38,646	$12,747	$6,371	$7,821
Annualized as a percentage of average loans	0.94%	1.04%	0.34%	0.17%	0.22%

Non-performing assets:
Non-accrual loans	$79,461	$66,727	$102,303	$97,446	$71,521
Restructured loans	4,932	—	6,098	6,160	3,973
Foreclosed assets	806	806	1,084	1,427	907
Total	$85,199	$67,533	$109,485	$105,033	$76,401
As a percentage of:
Total loans and foreclosed assets	0.47%	0.44%	0.74%	0.72%	0.53%
Total assets	0.22	0.20	0.32	0.32	0.24

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.48%	12.02%	12.36%	12.35%	12.29%
Tier 1 Risk-Based Capital Ratio	12.48	12.02	12.99	12.99	12.94
Total Risk-Based Capital Ratio	14.43	13.97	14.57	14.63	14.60
Leverage Ratio	8.01	8.84	9.28	9.36	9.40
Equity to Assets Ratio (period-end)	10.18	11.21	11.50	11.73	11.75
Equity to Assets Ratio (average)	10.30	11.95	11.71	11.87	11.53

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)
	Six Months Ended
	June 30,
	2020	2019
CONDENSED INCOME STATEMENTS
Net interest income	$490,332	$499,900
Net interest income (1)	538,174	548,930
Credit loss expense (2)	207,172	17,403
Non-interest income:
Trust and investment management fees	65,533	62,145
Service charges on deposit accounts	40,231	42,588
Insurance commissions and fees	27,153	28,524
Interchange and debit card transaction fees	6,221	7,148
Other charges, commissions and fees	17,028	17,995
Net gain (loss) on securities transactions	108,989	169
Other	25,361	20,854
Total non-interest income	290,516	179,423

Non-interest expense:
Salaries and wages	189,162	183,266
Employee benefits	43,750	43,577
Net occupancy	50,650	40,400
Technology, furniture and equipment	51,286	43,821
Deposit insurance	5,424	5,261
Intangible amortization	498	630
Other	83,072	88,054
Total non-interest expense	423,842	405,009
Income before income taxes	149,834	256,911
Income taxes	2,009	28,829
Net income	147,825	228,082
Preferred stock dividends	2,016	4,031
Redemption of preferred stock	5,514	—
Net income available to common shareholders	$140,295	$224,051

PER COMMON SHARE DATA
Earnings per common share - basic	$2.22	$3.53
Earnings per common share - diluted	2.21	3.51
Cash dividends per common share	1.42	1.38
Book value per common share at end of quarter	63.97	57.39

OUTSTANDING COMMON SHARES
Period-end common shares	62,670	62,638
Weighted-average common shares - basic	62,619	62,899
Dilutive effect of stock compensation	301	791
Weighted-average common shares - diluted	62,920	63,690

SELECTED ANNUALIZED RATIOS
Return on average assets	0.79%	1.44%
Return on average common equity	7.24	13.32
Net interest income to average earning assets	3.33	3.82

(1) Taxable-equivalent basis assuming a 21% tax rate. (2) Provision for loan losses for periods prior to the first quarter of 2020.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Six Months Ended
	June 30,
	2020	2019
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$16,272	$14,291
Earning assets	32,966	29,035
Total assets	35,693	31,391
Non-interest-bearing demand deposits	12,261	10,170
Interest-bearing deposits	17,091	15,882
Total deposits	29,352	26,052
Shareholders' equity	3,954	3,537

Period-End Balance:
Loans	17,972	14,459
Earning assets	36,613	29,216
Goodwill and intangible assets	657	658
Total assets	39,378	31,817
Total deposits	32,679	25,985
Shareholders' equity	4,009	3,739
Adjusted shareholders' equity (1)	3,521	3,520

ASSET QUALITY ($ in thousands)
Allowance for credit losses on loans:	$250,061	$134,929
As a percentage of period-end loans	1.39%	0.93%

Net charge-offs:	$79,694	$14,606
Annualized as a percentage of average loans	0.98%	0.21%

Non-performing assets:
Non-accrual loans	$79,461	$71,521
Restructured loans	4,932	3,973
Foreclosed assets	806	907
Total	$85,199	$76,401
As a percentage of:
Total loans and foreclosed assets	0.47%	0.53%
Total assets	0.22	0.24

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.48%	12.29%
Tier 1 Risk-Based Capital Ratio	12.48	12.94
Total Risk-Based Capital Ratio	14.43	14.60
Leverage Ratio	8.01	9.40
Equity to Assets Ratio (period-end)	10.18	11.75
Equity to Assets Ratio (average)	11.08	11.27

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2020		2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
TAXABLE-EQUIVALENT YIELD/COST (1)
Earning Assets:
Interest-bearing deposits	0.10%	1.24%	1.64%	2.19%	2.64%
Federal funds sold and resell agreements	0.27	1.22	1.71	2.21	2.48
Securities	3.53	3.46	3.37	3.43	3.42
Loans, net of unearned discounts	3.95	4.65	4.88	5.16	5.34
Total earning assets	3.24	3.84	3.98	4.21	4.33

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.02	0.02	0.04	0.07	0.08
Money market deposit accounts	0.09	0.50	0.66	0.93	1.03
Time accounts	1.40	1.67	1.72	1.74	1.66
Public funds	0.09	0.85	1.05	1.34	1.51
Total interest-bearing deposits	0.14	0.39	0.49	0.63	0.68

Total deposits	0.08	0.24	0.29	0.39	0.41

Federal funds purchased and repurchase agreements	0.15	0.95	1.21	1.53	1.69
Junior subordinated deferrable interest debentures	2.90	3.54	3.83	4.18	4.34
Subordinated notes	4.71	4.71	4.71	4.71	4.71
Federal Home Loan Bank advances	0.29	—	—	—	—
Total interest-bearing liabilities	0.19	0.47	0.59	0.75	0.80

Net interest spread	3.05	3.37	3.39	3.46	3.53
Net interest income to total average earning assets	3.13	3.56	3.62	3.76	3.85

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$4,986	$2,586	$2,000	$1,566	$1,171
Federal funds sold and resell agreements	92	260	275	212	246
Securities	12,501	12,963	13,641	13,444	13,322
Loans, net of unearned discount	17,550	14,995	14,705	14,471	14,375
Total earning assets	$35,128	$30,804	$30,621	$29,693	$29,114

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$7,615	$7,030	$6,850	$6,712	$6,774
Money market deposit accounts	8,230	7,874	7,905	7,763	7,588
Time accounts	1,118	1,109	1,069	1,023	970
Public funds	565	640	590	538	513
Total interest-bearing deposits	17,528	16,654	16,414	16,036	15,845

Total deposits	31,313	27,391	27,186	26,352	25,993

Federal funds purchased and repurchase agreements	1,295	1,259	1,418	1,291	1,242
Junior subordinated deferrable interest debentures	136	136	136	136	136
Subordinated notes	99	99	99	99	99
Federal Home Loan Bank advances	440	—	—	—	—
Total interest-bearing funds	$19,498	$18,149	$18,067	$17,562	$17,322

(1) Taxable-equivalent basis assuming a 21% tax rate.